FORM OF

SELECTED DEALER AGREEMENT

This Selected Dealer Agreement (“Agreement”) is entered into as of [            ], by and between UBS Asset Management (US) Inc., a Delaware corporation, (“we” or “us”) and [                         ], a [            ] corporation (“you”). We are the exclusive national distributor of the shares (“Shares”) of the investment companies listed on Schedule A hereto (each, a “Fund” and together, the “Funds”), each of which is registered under the Investment Company Act of 1940, as amended (“1940 Act”) or is a series of a registered investment company. We understand that you wish to act as a Selected Dealer with respect to the Shares. You have represented that you are a broker-dealer registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“1934 Act”), and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), or a “bank” as defined in Section 3(a)(6) of the 1934 Act (“Bank”) and are not required to register as a broker-dealer under the 1934 Act at the time of each transaction subject to this Agreement. You facilitate the trading by qualified investors of certain money funds designated by such qualified investors.

In consideration of the mutual covenants stated below, you and we hereby agree as follows:

1. Sale of Shares. Sales of Shares through you will be at the public offering price of such Shares (the net asset value of the Shares), as determined in accordance with the then effective prospectus (deemed to incorporate by reference the related Statement of Additional Information, and referred to collectively as the “Prospectus”) used in connection with the offer and sale of Shares.

2. Orders.

(a) You agree to purchase Shares solely through us and only for the purpose of covering purchase orders already received from customers or for your own bona fide investment. You also agree not to withhold any customer order so as to profit therefrom.

(b) The procedures relating to the handling of orders shall be subject to instructions that we will forward from time to time to all selected dealers with whom we have entered into Selected Dealer Agreements. The minimum initial order for each Fund shall be specified in the Fund’s then current Prospectus. All purchase orders are subject to acceptance of such orders by us. We and the applicable Funds reserve the right in our sole discretion to reject any order or to suspend the offering of Shares. You shall be solely responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by wire, telephone or other means for purchases, exchanges or redemptions, and shall indemnify us against any claims by your customers to the extent resulting from your failure to properly transmit their instructions. You are also solely responsible for ensuring that orders are placed only by properly authorized persons and for any losses to customers for orders accepted by you before, but received and accepted by a Fund after, a net asset value calculation time.

3. Transactions in Shares. (a) You agree that your transactions in Shares of the Funds will be limited to (i) the purchase of Shares from us for resale to your customers at the public offering price then in effect or for your own bona fide investment, (ii) exchanges of Shares between Funds, as permitted by the Funds’ then current Prospectuses and in accordance with procedures as they may be modified by us from time to time, and (iii) transactions involving the redemption of Shares by a Fund. Redemptions by a Fund will be effected in the manner and upon the terms described in the Prospectus and pursuant to any procedures that we provide to you in writing in advance from time to time. We will, upon your request, assist you in processing such orders for redemptions.

(b) You agree that your transactions in Shares of a Fund will comply with all applicable terms and conditions of the Fund’s then current Prospectus, including, but not limited to, (i) the placing or processing of purchase, redemption, and exchange orders and the timing thereof, (ii) the implementation of any applicable liquidity fees and/or redemption gates, and (iii) with respect to any Fund which is a “retail money market fund” (a “Retail Fund”) as defined under Rule 2a-7 under the 1940 Act (“Rule 2a-7”), compliance with shareholder eligibility requirements as disclosed in the Fund’s Prospectus or as otherwise required by Rule 2a-7 or as interpreted by the SEC or its staff.

(c) If you are a Bank, with respect to any and all transactions in Shares of the Funds pursuant to this Agreement, it is understood and agreed in each case that unless otherwise agreed to by us in writing: (i) you shall be acting solely as agent for the account of your customer; (ii) each transaction shall be initiated solely upon the order of your customer; (iii) we shall execute transactions only upon receiving instructions from you acting as agent for your customer; (iv) as between you and your customer, your customer will have full beneficial ownership of all Shares; (v) each transaction shall be for the account of your customer and not for your account; and (vi) we will serve as a clearing broker for you on a fully disclosed basis, and you shall serve as the introducing agent for your customers’ accounts.

4. Offering Price. (a) We shall accept orders only on the basis of the then current offering price next determined after receipt of the order. You agree to place orders in respect of Shares no later than the deadlines specified in the relevant Fund’s Prospectus, after the receipt of orders from your customers for the same number of Shares. Orders which you receive from your customers prior to the time at which the applicable Fund prices its Shares may be deemed received by us, in our sole discretion, at that time if transmitted to us in accordance with procedures that we provide to you in writing in advance from time to time. We will not accept from you a conditional order on any basis. All orders shall be subject to confirmation by us.

(b) We agree and acknowledge that you may accept advance requests from customers for future orders and that such advance requests shall not be deemed “conditional orders” and acceptance by you of such advance requests shall be expressly permitted by this Agreement. You agree that such advance requests are not to be considered orders until you relay them to a Fund in accordance with the terms in the Fund’s Prospectus.

5. Shareholder Communications. You agree to furnish the following shareholder communications material to your customers after receipt from us of sufficient quantities to allow mailing thereof to all of your customers who are beneficial owners of any Shares: (a) a Prospectus prior to or at the time such customer purchases Shares; (b) for any customer who so requests, a copy of the Statement of Additional Information within the time dictated by regulatory requirements; (c) all proxy or information statements prepared for circulation to shareholders of record; (d) annual and semi-annual reports of the Funds; and (e) all updated Prospectuses, supplements, and amendments thereto. It is your obligation to ensure that all such information and materials are distributed or made available to your customers who purchase or own Shares, in accordance with securities (and if applicable, banking) laws, rules and regulations. We recognize that you may wish to distribute such materials electronically unless hard copy delivery is required by applicable law; and you represent that any such electronic delivery by you will be in accordance with all applicable legal requirements. Upon request, we will provide you with electronic copies of the Fund documents referred to above in this Section.

6. Records. (a) You agree to maintain all records (i) required by state and federal law relating to the provision of the services contemplated under this Agreement, (ii) necessary or appropriate to demonstrate your compliance with the terms and conditions of the Funds’ Prospectuses or the Agreement, and (iii) necessary to make required regulatory reports.

(b) Upon our request or that of a Fund or any authorized agents, you agree to provide any current annual reports on internal controls prepared by an independent auditor pursuant to either Statement for Attestation Engagements No. 16 (SSAE 16) (or any successor provision) or the Financial Intermediary Controls and Compliance Assessment (FICCA), and such other similar or related documents as reasonably requested (collectively, “Audit Documents”). You acknowledge that we or a Fund may use a third-party vendor to review and assess the contents of the Audit Documents, and, notwithstanding anything herein to the contrary, you consent to sharing of such Audit Documents with the third-party vendor by us or a Fund.

7. Compensation. You shall be compensated by us in the amount set forth on Schedule B hereto. Such amount may be changed from time to time by an amendment to Schedule B. All compensation due hereunder shall be considered payable within thirty (30) business days of the month immediately following the month during which these services were performed.

8. Payment for Orders. If payment is not so received within the shorter of the time period specified in the Prospectus or one (1) business day of our acceptance of an order, we reserve the right to cancel the transaction. In this event, or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid. You shall not be entitled to any gains generated thereby.

9. Suspension of Sales; Amendments to Schedules. We reserve the right in our discretion without prior notice to you (but with notice provided as soon as reasonably possible following such action) to suspend sales or withdraw any offering of Shares entirely or, upon notice to you, to amend or cancel the Schedules to this Agreement. You agree that any order to purchase Shares placed by you, after notice of any amendment to the Schedules to this Agreement has been sent to you, shall constitute your agreement to any such amendment.

10. Liquidity Fees and Redemption Gates (for certain Funds that do not operate as “government money market funds” as defined under Rule 2a-7). (a) You agree to promptly take such actions reasonably requested by a Fund or us, to impose, lift, or modify a liquidity fee or redemption gate, or assist the Fund or us in imposing, lifting, or modifying a liquidity fee or redemption gate.

(b) If a Fund implements a liquidity fee, unless you undertake to calculate and remit liquidity fees in accordance with the Fund’s reasonable directions, you authorize the Fund or us to calculate the liquidity fees owed to the Fund as a result of redemptions submitted through you (the “Fee Amount”) following the imposition of the liquidity fee and to withhold an amount equal to the Fee Amount from any redemption proceeds or other payments that the Fund owes to you, in its sole discretion.

(c) You agree that you may be notified by a Fund that a liquidity fee or redemption gate has been implemented via email, phone call, website disclosure, or the filing of a supplement to the Fund’s Prospectus. To the extent any notifications are provided via email, notice shall be deemed to have been provided based upon our, a Fund’s or the Fund’s transfer agent’s reasonable belief that the email notification has been sent to the appropriate email address or recipient. To facilitate a Fund’s or our ability to calculate the Fee Amount, following such notification, you agrees to provide the Fund or us, before each net asset value calculation time, with the gross dollar amount and number of Fund Shares that your customers tendered for redemption before the net asset value calculation time and, if requested by the Fund, after the time at which the liquidity fee was imposed or before the time at which the liquidity fee was terminated or modified, as applicable.

(d) If a redemption gate is implemented by a Fund, you agree to reject any redemption and exchange orders in the Fund that it receives in good form while the redemption gate is in effect. To the extent required under applicable law or the terms of a Fund’s Prospectus, you further agree to promptly re-confirm with your customers their intent to execute trades submitted during the implementation of a liquidity fee.

(e) You acknowledge that a Fund may pay a redemption request that the Fund determines in its sole discretion has been received in good order by the Fund or its agent before the imposition of a liquidity fee or redemption gate, provided, however, that we or the Fund may require you to provide evidence of receipt of the redemption request in good order prior to the applicable implementation time in our sole discretion.

(f) Upon a Fund’s reasonable request, you agree to promptly provide the Fund or its designee with information separating customer orders received before and after each calculation of net asset value (which may occur multiple times each day) or a time after which a Fund imposed, lifted, or modified a liquidity fee or redemption gate for the Fund or its designee to validate the timing of your receipt of orders to purchase, redeem, or exchange the Fund’s Shares in good form.

11. Retail Funds. (a) To the extent a Fund intends to operate as a Retail Fund, you agree that, with respect to any Shares of the Retail Fund purchased, or held by or on behalf of your customers, you will (i) adopt and implement policies, procedures and internal controls reasonably designed to limit all beneficial owners of such Retail Fund Shares to natural persons (as such term is used or interpreted by the SEC or its staff), (ii) take commercially reasonable efforts to ensure that all current and future beneficial owners of such Retail Fund Shares are natural persons, and (iii) promptly redeem any such Retail Fund Shares of customers who do not qualify as natural persons.

(b) Upon our reasonable request or that of a Retail Fund or its authorized agent, you agree to provide (i) copies (or a summary) of the policies, procedures and internal controls required under Section 11(a) above, and (ii) information or certification as to the adequacy of such procedures and the effectiveness of their implementation, in such form as may be reasonably satisfactory to us and/or the Retail Fund.

(c) In the event you cannot redeem Shares as provided in Section 11(a)(iii) above, you agree to promptly notify the Retail Fund and to comply with any requests from us or the Retail Fund relating to the involuntary redemption of such Shares (including Shares held in an omnibus account).

12. No Agency. You have no authority whatsoever to act as our agent or as agent for the Funds, any other Selected Dealer or the Funds’ transfer agent and nothing in this Agreement shall serve to appoint you as an agent of any of the foregoing in connection with transactions with your customers or otherwise.

13. Representations Concerning Funds; Liability. No person is authorized to make any representations concerning the Funds or their Shares except those contained in the relevant Prospectus and any such information as may be released by us as information supplemental to the Prospectus. Further, no advertising or sales literature, as such terms are defined by FINRA, of any kind whatsoever will be used by you with respect to the Funds or us unless first provided to you by us or unless you have obtained our prior written approval. If you should make any such unauthorized representation, you agree to indemnify the Funds and us from and against any and all claims, liability, expense or loss to the extent arising out of such representation.

14. Warranties.

(a) You make the following representations and warranties and agree to indemnify and hold us, and each Fund, harmless against every loss, cost, damage or expense (including reasonable attorney’s fees and expenses) incurred by us to the extent arising from your breach of such representations and warranties:

(i) You are either (i) registered as a broker-dealer under the 1934 Act, and are licensed and qualified as a broker-dealer or otherwise authorized to offer and sell Shares under the laws of the jurisdictions in which the Shares will be offered and sold by you or (ii) you are a bank;

(ii) If you are registered as a broker-dealer, you are a member in good standing with FINRA and agree to maintain such membership in good standing;

(iii) In selling Shares you will comply with all applicable laws, rules and regulations, including the applicable provisions of the Securities Act of 1933, as amended, the 1934 Act, and the 1940 Act, the applicable rules and regulations of FINRA, any applicable banking laws, and the applicable rules and regulations of the jurisdictions in which you sell any Shares directly or indirectly;

(iv) You agree not to offer for sale or sell Shares in any jurisdictions in which Shares are not qualified for sale or in which you are not qualified under the laws, rules and regulations of the jurisdiction to sell the Shares. We represent and warrant that as of the date hereof and throughout the term of this Agreement, the Shares are qualified for sale under or are exempt from the requirements of the respective securities laws of the states and jurisdictions listed on Schedule C of this Agreement. We shall promptly notify you in the event Shares cease to be qualified for sale under or cease to qualify for an exemption from the requirements of the respective securities laws of the states and jurisdictions listed on Schedule C;

(v) If you are a Bank, you will not make Shares of any Fund available to your customers, including your fiduciary customers, or accept any fees or compensation hereunder except in compliance with all federal and state laws, rules and regulations of regulatory agencies or authorities applicable to you, or any of your affiliates engaging in such activity, including without limitation ERISA and rules, regulations and interpretations, which may affect your business practices;

(vi) You affirm that you have procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information; and

(vii) You represent that you are, and at all times while this Agreement is in force will be, in compliance with all legal and regulatory requirements referred to in this Section that are applicable to you. To the extent that you accept funds, including currency or bearer instruments, directly from any of your clients, you represent that you are aware of and in compliance with the United States and applicable international laws and regulations relating to currency reporting and money laundering, including but not limited to the United States Bank Secrecy Act and implementing regulations and all applicable international anti-money laundering laws and regulations. To ensure compliance with these laws, rules and regulations, you represent that you will not accept funds, including currency or bearer instruments directly from clients. You also represent that you will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, to which you may become subject.

You represent that you are aware of and comply with the United States regulations administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC”) which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorists, supporters of terrorism and other prohibited parties. You further represent that to the best of your knowledge any entity or individual with which you transact business is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) you have implemented procedures, and will consistently apply those procedures, to demonstrate the foregoing representations and warranties remain true and correct at all times.

(viii) You, and any person acting on your behalf, are familiar with and understands The Foreign Corrupt Practices Act, as amended, and any applicable anti-corruption laws and regulations (together the ‘Anti-Corruption laws’) and will not directly or indirectly pay, offer, give, or promise to pay or give any funds or anything of value received from this arrangement to any public officials or any person in violation of Anti-Corruption laws.

(ix) You acknowledge and agree that you know your customers in accordance with the relevant laws and regulations and recognize industry best practices of the jurisdictions in which you are subject.

(x) [For U.S. Dealers/Banks] You acknowledge and agree that (i) you are a “United States person” as defined for U.S. federal income tax purposes, (ii) you have provided us with a properly executed U.S. Internal Revenue Service (“IRS”) Form W-9 and (iii) you will provide us with a newly executed IRS Form W-9 promptly upon any previously provided IRS Form W-9 becoming incorrect, incomplete or expired.

[For Non-U.S. Dealers/Banks] You acknowledge and agree that you have, or will, register with the U. S. Internal Revenue Service (“IRS”), obtain a Global Intermediary Identification Number (“GIIN”) and at all times during the term of this Agreement fully comply with Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any analogous and applicable laws, regulations, agreements or other guidance adopted in other jurisdictions (“FATCA”). You further agree to provide to us on the later of July 1, 2014 or the date of this Agreement a validly executed and fully completed IRS Form W-8BEN-E containing a valid GIIN and such other information or documents reasonably requested by us confirming such status, provide a renewal of such Form on or before its expiration and notify us within 90 days of any change in your status under FATCA.

(xi) You agree that you will comply with the due diligence and reporting requirements of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any analogous and applicable laws, regulations, agreements or other guidance adopted in other jurisdictions (“FATCA”) to identify and document the status of each of your customers and that as a condition to opening an account with any customer you will (i) obtain either a fully completed and validly executed IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY with required attachments or W-9, as applicable from such customer, or an Individual or Entity Self-Certification in the form attached as an appendix hereto, to a Fund’s account application or as separately provided by us to you; (ii) obtain any necessary waivers to enable such reporting of customer information as required under FATCA; and (iii) review all information collected in connection with the opening or maintenance of the account, including information collected pursuant to Section 14(a)(ix) hereof or other regulatory purposes, to verify accuracy of such tax forms or Self-Certification. Further, you will require all customers to promptly notify you if any of the information set forth in the tax forms or Self-Certification changes.

(b) We make the following representations and warranties and agree to indemnify and hold you, and each of your officers, managers, employees and agents, harmless against every loss, cost, damage or expense (including reasonable attorney’s fees and expenses) incurred by you, and each of your officers, managers, employees and agents, to the extent arising from our breach of such representations and warranties:

(i) We are a corporation duly organized, existing and in good standing under the laws of the State of Delaware;

(ii) We are a broker-dealer registered under the Securities Exchange Act of 1934, as amended (“1934 Act”), and any applicable state securities laws;

(iii) We are authorized to enter into and perform this Agreement, and the performance of our obligations hereunder does not and will not violate or conflict with any governing documents or agreements of or on behalf of the Funds;

(iv) No Prospectus, Prospectus supplement or Statement of Additional Information provided by us or a Fund to you, or by us or a Fund directly to any of your customers, shall contain any untrue statement of material fact or omit to state any material fact or any material fact necessary to make the statements therein not misleading;

(v) We shall operate and maintain policies, procedures and internal controls reasonably designed to ensure that we will comply with all material applicable federal and state laws and regulations, including securities laws, and that the performance of our obligations hereunder will comply with all material applicable laws and regulations and the applicable provisions of our charter documents and by-laws;

(vi) We represent and warrant that as of the date hereof and throughout the term of this Agreement, the Shares are qualified for sale under or are exempt from the requirements of the respective securities laws of the states and jurisdictions listed on Schedule C of this Agreement unless and until we notify you otherwise. We shall promptly notify you in the event Shares cease to be qualified for sale under or cease to qualify for an exemption from the requirements of the respective securities laws of the states and jurisdictions listed on Schedule C; and

(vii) We will notify you promptly if for any reason we are unable to perform our obligations under this Agreement.

15. Indemnification. (a) We will indemnify and hold harmless you, each of your managers, officers, employees, and agents, and each person who is or may be deemed to be controlling, controlled by or under common control with you, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) to the extent resulting from (i) our willful misconduct or negligence, or that of our agents and employees, as measured by industry standards, in the performance of, or failure to perform, our obligations under this Agreement; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of Shares of a Fund; or (iii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund’s registration statement or any offering documents, sales literature, or marketing materials that we, a Fund or any of our affiliates provide to you, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that we will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of you or your affiliates. Such right of indemnification will survive the termination of this Agreement.

(b) You will indemnify and hold harmless us, each of our directors, officers, employees, and agents, and each person who is or may be deemed to be controlling, controlled by or under common control with us, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) to the extent resulting from (i) your willful misconduct or negligence, as measured by industry standards, and that of your agents and employees, in the performance of, or failure to perform, your obligations under this Agreement; or (ii) any untrue statement, or alleged untrue statement, of a material fact contained in offering documents, sales literature, or marketing materials that you or any of your affiliates produce and provide to customers, or any omission, or alleged omission in such documents, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that you will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of us or our affiliates. This right of indemnification will survive the termination of this Agreement.

(c) If any action, suit, or proceeding is initiated against any party indemnified hereunder (“Indemnified Party”) with respect to which such party intends to seek indemnification, the Indemnified Party will notify the other party

(“Indemnifying Party”) of such action, suit, or proceeding promptly after service of the summons or other first legal process. Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address detailed below under Section 19. The failure of the Indemnified Party so to notify the Indemnifying Party will relieve the Indemnifying Party of its indemnity obligation with respect to that action, suit, or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party; failure to give prompt notice will not relieve the Indemnifying Party of any liability that it otherwise may have to the Indemnified Party. The Indemnifying Party will be entitled to assume the defense of such action, suit, or proceeding. If the Indemnifying Party elects to assume the defense thereof and retains counsel, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, unless (1) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party has reasonably concluded that there may be legal defenses available to it or other Indemnified Parties that are different from, or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying Party or Parties. All such fees and expenses will be reimbursed promptly as they are incurred. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent, or, in connection with any proceeding or related proceeding in the same jurisdiction, for the fees and expenses of more than one separate counsel for all indemnified parties, except to the extent provided herein. The Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, or proceeding. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it, which fees and expenses will be payable to the Indemnified Party at such intervals as the parties may determine or upon the Indemnifying Party’s receipt of a bill related thereto.

16. Expenses. All reasonable fees and expenses incurred by you related to the preparation and distribution of materials and other information requested or required to be delivered by us or by the Funds shall be promptly reimbursed to you. Except as set forth in the foregoing, all expenses incurred in connection with your activities under this Agreement shall be borne by you.

17. Termination; Assignment. (a) This Agreement will continue in effect unless terminated as provided herein. A party may terminate this Agreement without cause by giving the other party thirty (30) days’ written notice of its intention to terminate. Your expulsion from FINRA will automatically terminate this Agreement without notice. Your suspension from FINRA or a violation by you of applicable state and federal laws and rules and regulations of authorized regulatory agencies will terminate this Agreement effective upon notice received by you from us.

(b) This Agreement shall not be assignable by either party without the advance written consent of the other party, and your assignment without such consent shall result in the termination of this Agreement. Failure of any party to terminate the Agreement for any of the causes set forth in this Agreement will not constitute a waiver of that party’s right to terminate this Agreement at a later time for any of these causes.

(c) Notwithstanding the foregoing, we hereby agree and acknowledge that you may utilize the services of affiliates and third parties in performing your obligations hereunder, including the provision of sub-accounting processing and administrative support services on customers’ behalf, which shall not be deemed an “assignment” hereunder requiring consent from us; provided, however, that use of such affiliates and third parties shall not relieve you of responsibility or liability for such obligations as if they had not been delegated.

18. Choice of Law; Arbitration. This Agreement shall be construed in accordance with the laws of the State of New York. In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration before arbitrators sitting in the Borough of Manhattan, New York, New York in accordance with the then existing FINRA Code of Arbitration Procedure (“FINRA Code”). The arbitrators will act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. The parties agree that, to the extent permitted by the FINRA Code, the arbitrators will be selected from the securities industry.

19. Notices. Any notice to you or to us shall be duly given if mailed or delivered to the respective addresses set forth below:

UBS Asset Management (US) Inc. 1285 Avenue of the Americas, 12th Floor New York, NY 10019 Attn: General Counsel (legal matters) Joseph Abed (business matters) Phone – (212) 882-5102	[ ] [ ] [ ] Attn: [ ] Phone: [ ]

20. Severability. Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

21. Confidentiality. Each party agrees not to use any Confidential Information (as defined below) disclosed to it by the other party (or affiliates, customers or investors, as applicable) for its own use or for any purpose other than to perform their obligations pursuant to this Agreement. Neither party shall disclose or permit disclosure of any Confidential Information of the other party to third parties or to employees of the party receiving Confidential Information, other than managers, directors, officers, employees, consultants and agents who are required to have the information in order to carry out their respective obligations under this Agreement, and to its applicable regulatory authorities. Each party agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other party in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Such measures shall include, but not be limited to, the degree of care that the receiving party utilizes to protect its own Confidential Information of a similar nature, which shall be no less than reasonable care. Each party agrees to notify the other in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information of the disclosing party which may come to the receiving party’s attention.

Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if: (a) it is already known to the receiving party, without restriction, at the time it is obtained as demonstrated by files in existence at the time of the disclosure; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency, law, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted, to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure); (f) is disclosed with the prior written approval of the disclosing party; or (g) it has been or is independently developed by the receiving party without use or reference to the Confidential Information. You recognize that we may independently develop our own fund portal, which shall not be deemed a violation of this provision.

“Confidential Information” means any oral, written, graphic or machine-readable information, including but not limited to, that which relates to (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, customer data and information, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of either party, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords either party a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, books and records, and trade secrets, whether or not patentable or copyrightable; (d) anything designated as private, confidential or proprietary; and (e) any terms and conditions of, or information with respect to the existence and/or effectiveness of agreements and engagements (other than the existence of this Agreement) entered into by and between any third party and (i) you or any of your affiliates, or (ii) us or any of our affiliates related to this Agreement. Notwithstanding any failure to so identify it, however, all information of either party which would, under the circumstances, appear to a reasonable person to be confidential or proprietary shall be deemed Confidential Information.

This Section shall survive termination or expiration of this Agreement.

22. Limitation of Liability. EXCEPT WITH RESPECT TO DAMAGES ARISING FROM BREACH OF THE CONFIDENTIALITY PROVISIONS CONTAINED IN THIS AGREEMENT, AND THE PARTIES’ MUTUAL INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN OR AS OTHERWISE NOTED ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO SUCH DAMAGES ARISING FROM BREACH OF CONTRACT OR WARRANTY OR FROM NEGLIGENCE OR STRICT LIABILITY), INCLUDING LOSS OF PROFITS, REVENUE, DATA OR USE, OR FOR INTERRUPTED COMMUNICATIOINS, INCURRED BY EITHER PARTY IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

23. Complete Agreement. This Agreement constitutes the entire agreement between the undersigned and supersedes all prior oral or written agreements between the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized representative(s) of the parties hereto.

[ NAME ]

Date:	By:
Name:
Title:
UBS Asset Management (US) Inc.

Date:	By:
Name:
Title:
UBS Asset Management (US) Inc.

Date:	By:
Name:
Title:

SCHEDULE A

1.	UBS Select Prime Institutional Fund (a series of UBS Series Funds)
2.	UBS Select Government Institutional Fund (a series of UBS Series Funds)
3.	UBS Select Treasury Institutional Fund (a series of UBS Series Funds)
4.	UBS Tax-Free Reserves Fund (a series of UBS Series Funds)
5.	UBS Select Prime Preferred Fund (a series of UBS Series Funds)
6.	UBS Select Government Preferred Fund (a series of UBS Series Funds)
7.	UBS Select Treasury Preferred Fund (a series of UBS Series Funds)
8.	UBS Tax-Free Preferred Fund (a series of UBS Series Funds)
9.	UBS Select ESG Prime Institutional Fund (a series of UBS Series Funds)
10.	UBS Select ESG Prime Preferred Fund (a series of UBS Series Funds)

SCHEDULE B

COMPENSATION

[0.    %] per annum, per Fund, of the average monthly value of Shares sold and held by you pursuant to this Agreement.

Provided that, the above amount may be reduced by UBS AM, in its sole discretion, as indicated below:

If the total effective operating expenses for a month (expressed as an annualized basis point rate) of a Fund is equal to or greater than [eight] basis points ([0.08]%) during a month, then UBS AM shall pay you              basis points (0.    %); however, in the event that the effective total ordinary annual operating expenses of a Fund are less than [eight] basis points ([0.08]%) during a given month, then the rate to be paid shall equal                 basis points (0.    %) less the amount by which the effective total ordinary annual operating expenses are less than [eight] basis points ([0.08]%).

SCHEDULE C

All fifty (50) states of the United States of America

District of Columbia

Puerto Rico

Virgin Islands